Exhibit 99.01

For Immediate Release

	Investor Contact:	Neil Kerman
Vice President Corporate Finance
(781) 401-7152

	Media Contact:	Denise Kaigler
Senior Vice President
Chief Communications Officer
(781) 401-7869

REEBOK REPORTS IMPROVED FOURTH QUARTER

AND YEAR END RESULTS

Canton, MA, January 27, 2005 — Reebok International Ltd. (NYSE:RBK) today reported net income for the fourth quarter ended December 31, 2004 of $47.7 million or $.78 per diluted share, an earnings per share increase of 77% when compared to net income of $28 million, or $.44 per diluted share in the fourth quarter of 2003. In the fourth quarter the Company recorded a one-time income tax benefit of approximately $12 million as a result of the recently enacted legislation regarding foreign earnings repatriation and foreign tax credit carry forwards (including the Company’s re-evaluation of its position with respect to deferred income taxes provided on unremitted foreign earnings) and due to the favorable resolution of certain outstanding tax matters. Excluding the effect of this one-time income tax benefit, net income for the quarter was $35.7 million or $.59 per diluted share, an earnings per share increase of 34% as compared to last year’s fourth quarter earnings per diluted share. For the full year ended December 31, 2004, net income was $192.4 million or $3.05 per diluted share, an earnings per share increase of 26% when compared with net income of $157 million or $2.43 per share for the 2003 comparable period. The full year also includes the one-time income tax benefit of $12 million from the new legislation and resolution of certain outstanding tax matters as well as a one-time after-tax charge of $7 million resulting from the early redemption of the Company’s $250 million debentures in the second quarter of 2004. Excluding the effect of these unusual items, net income was $187.5 million or $2.98 per diluted share, an earnings per share increase of 23% as compared with net income of $157.3 million or $2.43 per diluted share for the 2003 comparable period.

Net sales for the 2004 fourth quarter were $975 million, an increase of 16% from 2003’s fourth quarter net sales of $844 million. The acquisition of The Hockey Company, effective on June 30, 2004, favorably impacted sales comparisons as did foreign currency exchange rate fluctuations. The Hockey Company sales which were $59 million in the fourth quarter and $146 million since the date of acquisition are included in the reported sales of the Reebok Brand. On a constant dollar basis, fourth quarter sales increased approximately 13% over the prior year’s fourth quarter sales. For the Reebok Brand, worldwide sales in the 2004 fourth quarter increased 18% to $817 million.

In the U.S., sales for the Reebok Brand increased 9% in the fourth quarter as compared with 2003’s fourth quarter. The Company’s international sales of Reebok branded products amounted to $400 million in the quarter, an increase of 29% over 2003’s fourth quarter sales. On a constant dollar basis, fourth quarter international sales increased approximately 20% over the prior year’s fourth quarter sales.

Sales for the Company’s other brands; Rockport, the Greg Norman Collection and Ralph Lauren Footwear, were $158 million in the fourth quarter of 2004 compared with 2003’s fourth quarter sales of $149 million, an increase of 6%.

Net sales for all of 2004 were $3.8 billion, an increase of 9% from 2003 net sales of $3.5 billion. On a constant dollar basis, net sales increased approximately 5% over the prior year’s sales. Worldwide sales for the Reebok Brand in 2004 were $3.2 billion as compared with 2003’s sales of $2.9 billion, an increase of 10%.

The Company reported that its total worldwide backlog of open customer orders (including those of The Hockey Company) scheduled for delivery from January 2005 through June 2005 for the Reebok Brand increased 2% from the prior year’s comparable amount. On a constant dollar basis, worldwide backlog for the Reebok Brand decreased 1%.

Paul Fireman, the Company’s Chairman and Chief Executive Officer said, “I am pleased with our overall results for the year. We achieved the highest sales results in the history of the Company. During the year, all of our brands; Reebok, Rockport, Greg Norman and Ralph Lauren Footwear reported sales increases over comparable 2003 levels. This also marks our fifth consecutive year of earnings improvement. We achieved our earnings growth this year through increased revenues and by accomplishing our previously stated goal of improving the operating margins for the Company. We were able to improve our operating margins while at the same time investing in brand building initiatives that we believe are necessary for the long-term health of our brands. For our Reebok Brand, we continued to invest in our three product and marketing platforms: “Performance”, “Rbk” and “Classic”.

“One of our key strategic objectives in 2004 was to strengthen the Reebok Brand’s performance positioning and we are pleased with the progress we made this past year,” Fireman said. “The success of Premier running in running specialty shops has been a critical component in improving our running business worldwide. We are beginning to experience the benefit of leveraging the authenticity of Premier running products into other running product offerings to reach multiple channels of distribution and a broader consumer base with a greater range of price points. As a result, worldwide sales of footwear running products during 2004 increased by 26%.”

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“Another key component of our performance platform is our sports licensing initiative, which includes agreements with all four major professional sports leagues in the United States. Sales of sports licensed apparel products increased during the quarter and for the full year. This marks the fourth consecutive year of increased sales for this important aspect of our performance positioning. Our league partnerships underscore our commitment to be a true performance brand. Our acquisition of The Hockey Company in 2004 and its portfolio of three of the world’s most respected hockey brands – CCM, JOFA and KOHO – is consistent with our strategy to build a powerful global sports performance company across the broad spectrum of sports activities,” Fireman added.

“With respect to our Rbk product and marketing platform, we continue to have success in connecting our Brand with global youth around the world. The original strategy behind Rbk was to become relevant to young men as a street-inspired brand through inspirational basketball product and marketing. What we found is that Rbk has been well received as a fresher, newer look for the entire Reebok Brand and that we can leverage the possibilities of Rbk across multiple segments of our business for both men and women. We are introducing Rbk products in multiple categories such as basketball, running, training, tennis and cleated for both the suburban and urban consumer. During 2004 we also expanded the reach of our music partnerships into multiple product categories. Rbk is becoming more relevant with younger consumers and has paved the way for a much broader Rbk presentation at retail in the future,” Fireman said.

“Our third product and marketing platform, Reebok Classic, continues to target the various lifestyles of our consumers with several distinct product collections. These collections are segmented by different channels of retail distribution and satisfy our consumers’ needs in both the lifestyle and fashion categories of athletic footwear. We believe that our strategy to evolve the mix of Classic product into new collections that are more contemporary and appeal to a younger consumer is working,” added Fireman.

“Looking forward to 2005 for the Reebok Brand, we will continue to focus on growing quality market share and making the investments necessary to return the Brand to its rightful place as an industry leader and innovator. Our mission is to enroll global youth through sports, music and technology.  We plan to expand our successful Rbk product and marketing platform to include a broader range of aspirational and stylish products that appeal to young consumers. Our strategy is to establish Rbk as a collection of the Brand’s most influential and aspirational footwear, apparel and equipment. We intend to evolve our Rbk platform into a broader initiative that includes performance and lifestyle product for men and women. The feedback we have received from consumers and retailers regarding our Rbk branding is very positive,” Fireman said.

“Footwear technology will continue to play an important role in our performance positioning during 2005 and beyond. There is a tremendous consumer demand for breakthrough technology that enhances individual performance. The Pump, DMX and DMX Shear are three of our primary technologies that differentiate our products from that of our competitors. Debuting

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for the first time in February, just in time for the NBA All Star game, is the ATR Pump which all Reebok athletes participating in the game will wear. In April we plan to introduce our newest Pump technology which we refer to as Pump 2.0, an evolution of our original and highly successful Pump technology. This Pump system is designed to automatically inflate with the first step and then with each subsequent step, it adjusts itself for a customized fit. Pump 2.0 will be featured across multiple product categories during 2005, including running and basketball for both men and women,” Fireman added.

“In support of our new product introductions and our brand building initiatives, we plan to launch, in February, our new global advertising and marketing campaign for the Reebok Brand. The campaign will link all of our marketing efforts under one message to create our largest marketing investment for a single brand campaign in many years. This campaign includes many of our athletes and some of the entertainment industry’s most influential personalities. We believe that our new Brand campaign will resonate with our target consumers and will be an effective communication vehicle to elevate the Brand’s positioning and appeal,” said Fireman.

“The Company’s other brands; Rockport, the Greg Norman Collection and Ralph Lauren Footwear, all improved their sales and operating performance during 2004,” Fireman noted. “2004 has been a turnaround year for the Rockport Brand.  We are particularly pleased with their second half results and their trends going into 2005. Sales at Rockport have begun to grow again and their key financial indicators are trending up. But perhaps most importantly, the brand has regained its rightful position in the marketplace as an innovative, aspirational and quality brand.  Rockport’s products that are currently being delivered into the marketplace are the best this brand has shipped to retail in many years. Our Greg Norman brand turned in another solid performance in 2004. During the year, Greg Norman sales to green grass golf accounts increased significantly as many of their new product offerings were extremely well received by consumers. The Greg Norman women’s collection made up entirely of Play Dry fabrics, also continues to gain momentum,” Fireman said.

The Company reported that its gross margin for the fourth quarter of 2004 was 38.5%, an improvement of 30 basis points when compared with the gross margin of 38.2% in the fourth quarter of 2003.  “For the quarter, the margin improvement came in both the U.S. and international businesses,” Fireman noted.

 Accounts receivable at December 31, 2004 were $661 million compared to $532 million a year ago.  Worldwide inventories at December 31, 2004 totaled $458 million, compared to $353 million a year ago. “The increase in accounts receivable is primarily related to our acquisition of The Hockey Company and to the effects of currency.  Excluding these factors, our accounts receivable increase is in line with our constant dollar sales growth in the quarter,” Fireman noted. “With respect to inventory, excluding The Hockey Company and the effects of currency, our inventory increased $40 million over the prior year’s comparable amount. A portion of this increase relates to our sports licensed group of products due to the inclusion of new NBA product categories that are now part of our NBA license, as well as inventory to

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support the growth of our fan-based business. In addition, the growth comes from product to support the improved outlook of certain of our businesses such as Japan, Asia, Korea and retail. For 2004 our inventory turns improved slightly from 2003 levels,” Fireman said.

The Company noted that during the year it had returned $101 million dollars to shareholders in the form of dividends and share repurchases, representing approximately 52% of its after-tax earnings.

“2004 was a good year for the Company, but we still have much work to do. We must improve the operating margins of our Company,” Fireman said. Our goal with respect to 2005 is to grow our earnings per share in the range of 15% from our 2004 earnings per share of $2.98 which excludes the effect of the unusual items in 2004. We are planning for this earnings per share improvement to come from a combination of revenue increases in the mid-single digit range and improvement in our operating margins. I am confident that our management team is up to this task and that we will continue to deliver improved operating performance which will result in increasing returns for our valued shareholders,” Fireman concluded.

This release includes forward-looking statements about the Company and its sales, revenues, earnings, spending, margins, cash flow, future orders, inventory, products, actions, plans, strategies, objectives and guidance with respect to the Company’s future operating results. These statements are based on our current expectations and are subject to certain risks and uncertainties that could cause the Company’s actual results to vary materially from the results discussed in those forward-looking statements. The Company assumes no obligation to update any such forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking statements. Factors that might cause such differences include – but are not limited to – the following: economic conditions in the Company’s major markets; competition; shifts in consumer preferences; the ability to maintain advantageous licenses with the Company’s licensors; risks associated with the Company’s international sales, distribution and manufacturing; increases in raw material prices; the Company’s ability to manage and forecast its growth and inventories; the loss of significant customers or suppliers; the effect of currency fluctuations; and other factors mentioned or incorporated by reference in this release and in the Company’s 2003 Annual Report on Form 10-K and quarterly reports on Form 10-Q, all of which are on file at the SEC. With respect to any statements concerning future orders, the Company’s backlog position is not necessarily indicative of future sales because a significant portion of our business, including sales by Company-owned retail stores, Rockport, Ralph Lauren Footwear and Greg Norman are not included in the futures. In addition, many markets are not included in open orders since sales are made by independent distributors. Finally, many orders may be cancelled, currency may fluctuate and the ratio of future orders to “at once” shipments may vary from year to year. During our earnings call we may also discuss non-GAAP financial information. The reconciliation of the comparable GAAP information and other analytical information will be available on our website.

[Table follows]

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Reebok International Ltd.

Financial Summary

	Three months ended December 31,
	2004	2003

Net sales	$975,126,000	$843,615,000
Net income (1)	47,742,000	28,121,000
Average basic shares	58,400,000	59,287,000
Average diluted shares (2)	61,061,000	68,018,000
Basic earnings per share	$0.82	$0.47
Diluted earnings per share	$0.78	$0.44

	Twelve months ended December 31,
	2004	2003

Net sales	$3,785,284,000	$3,485,316,000
Net income (1) (3)	192,425,000	157,254,000
Average basic shares	59,102,000	59,323,000
Average diluted shares	64,122,000	67,763,000
Basic earnings per share	$3.26	$2.65
Diluted earnings per share (4)	$3.05	$2.43

1.               Includes a $12.0 million (or $.18 per share) one-time income tax benefit resulting from new legislation regarding the repatriation of foreign earnings and tax credit carryforwards and due to the favorable resolution of certain outstanding tax matters.

2.               Assumes conversion of $53.2 million of convertible debt into 1,037,846 shares of Reebok common stock in 2004 and $250.0 million of convertible debt into 6,483,402 shares in 2003.

3.               Includes the effect of a one-time after-tax earnings charge in May 2004 of $7.1 million (or $.11 per share) resulting from the early redemption of the Company’s $250 million 4.25% Convertible Debentures..

4.               Assumes the dilutive effect of employee stock options and conversion of $250 million 4.25% Convertible Debentures into 6,483,402 shares of Reebok common stock through the Redemption date of May 17, 2004 and conversion of $53.2 million of convertible debt into 1,037,846 shares from May 1, 2004.

Reebok International Ltd., headquartered in Canton, MA, is a leading worldwide designer, marketer and distributor of sports, fitness and casual footwear, apparel and equipment under the Reebok, Rockport, CCM, JOFA, KOHO and Greg Norman Brands and footwear under the Polo Ralph Lauren Brand.  Sales for 2004 totaled approximately $3.8 billion.

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Reebok International Ltd

THREE MONTHS ENDED DECEMBER 31,

(Amounts in millions except per share data)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	2004	2003

Net sales	$975.1	$843.6
Cost of sales	599.6	521.6
Gross Margin	375.5	322.0
% of Net sales	38.5%	38.2%
Selling, general and administrative expenses	320.3	277.0
% of Net sales	32.8%	32.8%
Interest expense, net	4.0	4.3
Other expenses, net	0.7	0.3
Income before income taxes and minority interest	50.5	40.4
% of Net sales	5.2%	4.8%
Income taxes (1)	2.8	12.3
Income before minority interest	47.7	28.1
Minority interest	—	—
Net income	$47.7	$28.1

Basic earnings per share	$0.82	$0.47
Diluted earnings per share (2)	$0.78	$0.44

Average basic shares	58,400	59,287
Average diluted shares (2)	61,061	68,018

(1)       Includes a $12.0 one time income tax benefit resulting from new legislation regarding the repatriation of foreign earnings and tax credit carryforwards and due to the favorable resolution of certain outstanding tax matters.

(2)       Assumes conversion of $53.2 of convertible debt into 1,037,846 shares of Reebok Common Stock in 2004 and $250.0 of convertible debt into 6,483,402 shares in 2003.

Reebok International Ltd

TWELVE MONTHS ENDED DECEMBER 31,

(Amounts in millions except per share data)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	2004	2003

Net sales	$3,785.3	$3,485.3
Cost of sales	2,287.3	2,147.1
Gross Margin	1,498.0	1,338.2
% of Net sales	39.6%	38.4%
Selling, general and administrative expenses	1,203.7	1,085.8
% of Net sales	31.8%	31.2%
Interest expense, net	13.4	17.4
Other expenses, net	4.9	0.8
Loss on extinguishment of debt (1)	10.2	—
Income before income taxes and minority interest	265.8	234.2
% of Net sales	7.0%	6.7%
Income taxes (2)	68.5	72.1
Income before minority interest	197.3	162.1
Minority interest	4.9	4.8
Net income	$192.4	$157.3

Basic earnings per share	$3.26	$2.65
Diluted earnings per share (3)	$3.05	$2.43

Average basic shares	59,102	59,323
Average diluted shares (3)	64,122	67,763

(1)       Costs related to the early redemption of the Company’s $250.0 million 4.25% Convertible Debentures

(2)       Includes a $12.0 one time income tax benefit resulting from new legislation regarding the repatriation of foreign earnings and tax credit carryforwards and due to the favorable resolution of certain outstanding. tax matters.

(3)       Assumes conversion of convertible debt into 6,483,402 shares of Reebok Common Stock through the redemption date of May 17, 2004 and conversion of $53.2 of convertible debt into 1,037,846 shares from May 1, 2004.

Reebok International Ltd

COMPARATIVE SALES ANALYSIS

THREE MONTHS ENDED DECEMBER 31,

(Amounts in millions except per share data)

REPORTED DOLLARS	2004 (a)	2003 (b)	Change 2004/2003

Reebok:
U.S.A - Footwear	$245.0	$228.4	7.3%
U.S.A - Apparel	171.9	155.1	10.8%
	416.9	383.5	8.7%

International - Footwear	205.6	157.7	30.4%
International - Apparel	194.3	153.2	26.8%
	399.9	310.9	28.6%

Reebok Worldwide - Footwear	450.6	386.1	16.7%
Reebok Worldwide - Apparel	366.2	308.3	18.8%
	816.8	694.4	17.6%

Rockport	96.6	90.8	6.4%
Other Brands	61.7	58.4	5.7%

Total Company	$975.1	$843.6	15.6%

Footwear	590.6	519.9	13.6%
Apparel	384.5	323.7	18.8%
Total Company	$975.1	$843.6	15.6%

CONSTANT DOLLARS	2004 (a)	2003 (b)	Change 2004/2003

Reebok:
U.S.A - Footwear	$245.0	$228.4	7.3%
U.S.A - Apparel	171.9	155.1	10.8%
	416.9	383.5	8.7%

International - Footwear	205.6	167.3	22.9%
International - Apparel	194.3	165.3	17.5%
	399.9	332.6	20.2%

Reebok Worldwide - Footwear	450.6	395.7	13.9%
Reebok Worldwide - Apparel	366.2	320.4	14.3%
	816.8	716.1	14.1%

Rockport	96.6	93.2	3.6%
Other Brands	61.7	58.6	5.3%

Total Company	$975.1	$867.9	12.5%

Footwear	590.6	532.0	11.0%
Apparel	384.5	335.9	14.5%
Total Company	$975.1	$867.9	12.5%

(a)          Sales of The Hockey Company (acquired effective June 30, 2004) are included in Reebok Footwear and Apparel

(b)          Certain amounts in the prior year have been reclassified to conform to the 2004 presentation.

Reebok International Ltd

COMPARATIVE SALES ANALYSIS

TWELVE MONTHS ENDED DECEMBER 31,

(Amounts in millions except per share data)

REPORTED DOLLARS	2004 (a)	2003 (b)	Change 2004/2003

Reebok:
U.S.A - Footwear	$1,087.3	$1,036.3	4.9%
U.S.A - Apparel	563.5	561.2	0.4%
	1,650.8	1,597.5	3.3%

International - Footwear	828.3	704.8	17.5%
International - Apparel	718.8	614.2	17.0%
	1,547.1	1,319.0	17.3%

Reebok Worldwide - Footwear	1,915.6	1,741.1	10.0%
Reebok Worldwide - Apparel	1,282.3	1,175.4	9.1%
	3,197.9	2,916.5	9.6%

Rockport	377.6	372.0	1.5%
Other Brands	209.8	196.8	6.6%

Total Company	$3,785.3	$3,485.3	8.6%

Footwear	2,430.3	2,243.8	8.3%
Apparel	1,355.0	1,241.5	9.1%
Total Company	$3,785.3	$3,485.3	8.6%

CONSTANT DOLLARS	2004 (a)	2003 (b)	Change 2004/2003

Reebok:
U.S.A - Footwear	$1,087.3	$1,036.3	4.9%
U.S.A - Apparel	563.5	561.2	0.4%
	1,650.8	1,597.5	3.3%

International - Footwear	828.3	756.7	9.5%
International - Apparel	718.8	669.2	7.4%
	1,547.1	1,425.9	8.5%

Reebok Worldwide - Footwear	1,915.6	1,793.0	6.8%
Reebok Worldwide - Apparel	1,282.3	1,230.4	4.2%
	3,197.9	3,023.4	5.8%

Rockport	377.6	381.9	-1.1%
Other Brands	209.8	197.5	6.2%

Total Company	$3,785.3	$3,602.8	5.1%

Footwear	2,430.3	2,306.0	5.4%
Apparel	1,355.0	1,296.8	4.5%
Total Company	$3,785.3	$3,602.8	5.1%

(a)          Sales of The Hockey Company (acquired effective June 30, 2004) are included in Reebok Footwear and Apparel

(b)          Certain amounts in the prior year have been reclassified to conform to the 2004 presentation.

Reebok International Ltd

December 31,

(Amounts in millions)

CONDENSED CONSOLIDATED BALANCE SHEETS

	2004	2003

ASSETS
Cash	$565.2	$693.6
Accounts receivable, net	660.6	532.3
Inventory	458.4	352.7
Other current assets	172.7	148.2
Total current assets	1,856.9	1,726.8

Property and equipment, net	183.8	149.8
Intangibles, net	325.4	67.0
Other non-current assets	78.5	46.1
Total	$2,444.6	$1,989.7

LIABILITIES AND STOCKHOLDERS’ EQUITY
Notes payable to banks	$63.2	$8.1
Current portion of long term debt	100.6	0.2
Accounts payable, accrued expenses and income taxes payable	639.5	557.6
Total current liabilities	803.3	565.9

Long term debt, net of current portion	360.1	353.2
Minority interest and other long term liabilities	54.2	36.9

Stockholders’ equity	1,227.0	1,033.7
Total	$2,444.6	$1,989.7

ADDITIONAL FINANCIAL INFORMATION

	December 31,
	2004	2003
Working capital	$1,053.6	$1,160.9
Current ratio	2.3	3.1
Days sales outstanding	56	49
Days sales outstanding (excluding The Hockey Company)	53	49
Inventory turns	4.7	4.8
Inventory turns (excluding The Hockey Company)	4.9	4.8
Total borrowings	$523.9	$361.5

Reebok International Ltd

ORDERS SCHEDULED FOR DELIVERY

	Percentage Change 2005/2004
For the period January 1 to June 30,	Reported Dollars	Constant Dollars

U.S.A.:

Footwear	+4.6%	+4.6%
Apparel	+7.6%	+7.6%

Total Domestic	+5.1%	+5.1%

International

Footwear	+9.5%	+1.2%
Apparel	-13.0%	-19.6%

Total International	-1.4%	-8.9%

Total Reebok Brand

Footwear	+6.2%	+3.4%
Apparel	-6.5%	-11.5%

Total Reebok Brand	+2.2%	-1.4%

Note: Includes open orders from The Hockey Company (acquired effective June 30, 2004)

Reebok International Ltd

RECONCILIATION OF REPORTED TO CONSTANT DOLLAR SALES

(Amounts in millions except per share data)

THREE MONTHS ENDED DECEMBER 31,

	2004	2003	Change 2004/2003

Reported Dollars:
Footwear	$590.6	$519.9	13.6%
Apparel	384.5	323.7	18.8%
Total Company	975.1	843.6	15.6%

Effect of Change in Foreign Currency Translation:
Footwear	—	12.1
Apparel	—	12.2
	—	24.3
Constant Dollars:
Footwear	590.6	532.0	11.0%
Apparel	384.5	335.9	14.5%
Total Company	$975.1	$867.9	12.5%

TWELVE MONTHS ENDED DECEMBER 31,

	2004	2003	Change 2004/2003

Reported Dollars:
Footwear	$2,430.3	$2,243.8	8.3%
Apparel	1,355.0	1,241.5	9.1%
Total Company	3,785.3	3,485.3	8.6%

Effect of Change in Foreign Currency Translation:
Footwear	—	62.2
Apparel	—	55.3
	—	117.5
Constant Dollars:
Footwear	2,430.3	2,306.0	5.4%
Apparel	1,355.0	1,296.8	4.5%
Total Company	$3,785.3	$3,602.8	5.1%

Reebok International Ltd

COMPARATIVE SALES ANALYSIS

THREE MONTHS ENDED DECEMBER 31,

(Amounts in millions except per share data)

	2004
REPORTED DOLLARS	As Reported with The Hockey Company	The Hockey Company	Without The Hockey Company	2003	Change 2004/2003

Reebok:
U.S.A - Footwear	$245.0	$5.1	$239.9	$228.4	5.0%
U.S.A - Apparel	171.9	8.2	163.7	155.1	5.5%
	416.9	13.3	403.6	383.5	5.2%

International - Footwear	205.6	14.8	190.8	157.7	21.0%
International - Apparel	194.3	31.1	163.2	153.2	6.5%
	399.9	45.9	354.0	310.9	13.9%

Reebok Worldwide - Footwear	450.6	19.9	430.7	386.1	11.6%
Reebok Worldwide - Apparel	366.2	39.3	326.9	308.3	6.0%
	816.8	59.2	757.6	694.4	9.1%

Rockport	96.6	—	96.6	90.8	6.4%
Other Brands	61.7	—	61.7	58.4	5.7%

Total Company	$975.1	$59.2	$915.9	$843.6	8.6%

Footwear	590.6	19.9	570.7	519.9	13.6%
Apparel	384.5	39.3	345.2	323.7	18.8%
Total Company	$975.1	$59.2	$915.9	$843.6	8.6%

	2004
CONSTANT DOLLARS	As Reported with The Hockey Company	The Hockey Company	Without The Hockey Company	2003	Change 2004/2003

Reebok:
U.S.A - Footwear	$245.0	$5.1	$239.9	$228.4	5.0%
U.S.A - Apparel	171.9	8.2	163.7	155.1	5.5%
	416.9	13.3	403.6	383.5	5.2%

International - Footwear	205.6	14.8	190.8	167.3	14.0%
International - Apparel	194.3	31.1	163.2	165.3	-1.3%
	399.9	45.9	354.0	332.6	6.4%

Reebok Worldwide - Footwear	450.6	19.9	430.7	395.7	8.8%
Reebok Worldwide - Apparel	366.2	39.3	326.9	320.4	2.0%
	816.8	59.2	757.6	716.1	5.8%

Rockport	96.6	—	96.6	93.2	3.6%
Other Brands	61.7	—	61.7	58.6	5.3%

Total Company	$975.1	$59.2	$915.9	$867.9	5.5%

Footwear	590.6	19.9	570.7	532.0	11.0%
Apparel	384.5	39.3	345.2	335.9	14.5%
Total Company	$975.1	$59.2	$915.9	$867.9	5.5%

Reebok International Ltd

COMPARATIVE SALES ANALYSIS

TWELVE MONTHS ENDED DECEMBER 31,

(Amounts in millions except per share data)

	2004
REPORTED DOLLARS	As Reported with The Hockey Company	The Hockey Company	Without The Hockey Company	2003	Change 2004/2003

Reebok:
U.S.A - Footwear	$1,087.3	$12.0	$1,075.3	$1,036.3	3.8%
U.S.A - Apparel	563.5	22.4	541.1	561.2	-3.6%
	1,650.8	34.4	1,616.4	1,597.5	1.2%

International - Footwear	828.3	35.5	792.8	704.8	12.5%
International - Apparel	718.8	76.1	642.7	614.2	4.6%
	1,547.1	111.6	1,435.5	1,319.0	8.8%

Reebok Worldwide - Footwear	1,915.6	47.5	1,868.1	1,741.1	7.3%
Reebok Worldwide - Apparel	1,282.3	98.5	1,183.8	1,175.4	0.7%
	3,197.9	146.0	3,051.9	2,916.5	4.6%

Rockport	377.6	—	377.6	372.0	1.5%
Other Brands	209.8	—	209.8	196.8	6.6%

Total Company	$3,785.3	$146.0	$3,639.3	$3,485.3	4.4%

Footwear	2,430.3	47.5	2,382.8	2,243.8	8.3%
Apparel	1,355.0	98.5	1,256.5	1,241.5	9.1%
Total Company	$3,785.3	$146.0	$3,639.3	$3,485.3	4.4%

	2004
CONSTANT DOLLARS	As Reported with The Hockey Company	The Hockey Company	Without The Hockey Company	2003	Change 2004/2003

Reebok:
U.S.A - Footwear	$1,087.3	$12.0	$1,075.3	$1,036.3	3.8%
U.S.A - Apparel	563.5	22.4	541.1	561.2	-3.6%
	1,650.8	34.4	1,616.4	1,597.5	1.2%

International - Footwear	828.3	35.5	792.8	756.7	4.8%
International - Apparel	718.8	76.1	642.7	669.2	-4.0%
	1,547.1	111.6	1,435.5	1,425.9	0.7%

Reebok Worldwide - Footwear	1,915.6	47.5	1,868.1	1,793.0	4.2%
Reebok Worldwide - Apparel	1,282.3	98.5	1,183.8	1,230.4	-3.8%
	3,197.9	146.0	3,051.9	3,023.4	0.9%

Rockport	377.6	—	377.6	381.9	-1.1%
Other Brands	209.8	—	209.8	197.5	6.2%

Total Company	$3,785.3	$146.0	$3,639.3	$3,602.8	1.0%

Footwear	2,430.3	47.5	2,382.8	2,306.0	5.4%
Apparel	1,355.0	98.5	1,256.5	1,296.8	4.5%
Total Company	$3,785.3	$146.0	$3,639.3	$3,602.8	1.0%

Reebok International Ltd

RECONCILIATION OF CERTAIN NON-GAAP MEASURES

(Amounts in millions)

Accounts receivable, net
Balance 12/31/03	$532.3

Balance 12/31/04	$660.6
Less:
Effect of currency	(20.5)
The Hockey Company	(65.3)
574.8

Increase	$42.5
% Increase	8.0%

Inventory

Balance 12/31/03	$352.7

Balance 12/31/04	$458.4
Less:
Effect of currency	(10.9)
The Hockey Company	(54.9)
392.6

Increase	$39.9
% Increase	11.3%

Reebok International Ltd

RECONCILIATION OF CERTAIN NON-GAAP MEASURES

(Amounts in millions except per share data)

TWELVE MONTHS ENDED DECEMBER 31,

	2004	2003

Net income	$47.7	$28.1

Deduct:
One time tax benefit (1)	(12.0)	—

	$35.7	$28.1

Basic earnings per share	$0.61	$0.47
Diluted earnings per share	$0.59	$0.44

Average basic shares	58,400	59,287
Average diluted shares	61,061	68,018

(1)       Includes a one time tax benefit resulting from new legislation regarding the repatriation of foreign earnings and tax credit carryforwards and due to the favorable resolution of certain outstanding tax matters.

TWELVE MONTHS ENDED DECEMBER 31,

	2004	2003

Net income	$192.4	$157.3

Add back:
Loss on extinguishment of debt (1)	7.1	—

Deduct:
One time tax benefit (2)	(12.0)	—

	$187.5	$157.3

Basic earnings per share	$3.17	$2.65
Diluted earnings per share	$2.98	$2.43

Average basic shares	59,102	59,323
Average diluted shares	64,122	67,763

(1)       Costs related to the early redemption of the Company’s $250.0 million 4.25% Convertible Debentures

(2)       Includes a one time tax benefit resulting from new legislation regarding the repatriation of foreign earnings and tax credit carryforwards and due to the favorable resolution of certain outstanding tax matters.